EXHIBIT 4.1

PREFERRED STOCK PURCHASE AGREEMENT

THIS PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of April 27, 2004 between i2 Technologies, Inc., a Delaware corporation (the “Company”) and R2 Investments, LDC, a Cayman Islands limited duration company (“Investor”).

Investor desires to purchase from the Company, and the Company desires to sell and issue to Investor, 100,000 shares of the Company’s 2.5% Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”).

In consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions; Interpretation.

(a) For purposes of this Agreement, the following terms have the indicated meanings:

“Affiliate” means, as to any Person (the “subject Person”), any other Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through representation on such Person’s Board of Directors or other management committee or group, by contract or otherwise.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of Texas or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Certificate” means the Certificate of Designations of the Company attached hereto as Exhibit A.

“Closing” has the meaning set forth in Section 3.1 hereof.

“Closing Date” has the meaning set forth in Section 3.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, par value $.00025 per share, and any securities into which such Common Stock is hereafter converted or exchanged.

“Common Stock Deemed Outstanding” means the number of shares of Common Stock, determined on a fully diluted as if converted basis giving effect to all Common Stock Equivalents and any options, warrants or other rights to acquire Common Stock or Common Stock Equivalents.

“Common Stock Equivalent” means any security convertible into or exchangeable for Common Stock.

“Company” has the meaning set forth in the preamble hereof.

“Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

“Conversion Shares” means shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, which together with the Company or any parent or Subsidiary of the Company, would be treated as a single employer for purposes of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Financial Statements” has the meaning set forth in Section 4.5(b) hereof.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in (i) opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements of the Financial Accounting Standards Board, (iii) interpretations of the Securities and Exchange Commission and the Staff of the Securities and

Exchange Commission and each of their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Governmental Agency” means any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body and any market or exchange upon which the Common Stock is listed or quoted.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (ii) any indebtedness evidenced by any note, bond, debenture or other debt security; (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than 90 days past due); (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse); (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss; (vii) any indebtedness secured by a Lien (other than Permitted Liens) on a Person’s assets; (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under the Employee Retirement Income Security Act of 1974, as amended; (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xi) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of a Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP, (xii) all obligations of a Person to pay a specified purchase price for goods or services whether or not delivered or accepted (e.g., take-or-pay obligations) or similar obligations; and (xiii) all liabilities and obligations of a Person to redeem or retire shares of capital stock of such Person (other than the Company’s right to redeem the Shares under the circumstances specified in the Certificate). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” has the meaning set forth in Section 10.1(a) hereof.

“Indemnitees” has the meaning set forth in Section 10.1(a) hereof.

“Intellectual Property” means all U.S. or foreign patents, patent rights, inventions, trademarks, service marks, trade dress, trade names, brand names, corporate names, logos and other trade designations (including unregistered names and marks), copyrights; registrations, applications and renewals for any of the foregoing, trade secrets, formulations, processes, methods, know-how, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier information, royalty rights, all goodwill associated with the foregoing and all other intellectual property rights and all copies and tangible embodiments of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to any representation, warranty or statement of any party in this Agreement that is qualified by such party’s “knowledge”, the actual knowledge of a party and all knowledge that a reasonably prudent person should have if such person duly performed his or her duties as an officer, director or employee, as the case may be, of such party and exercised due diligence and care with respect to the matter to which such qualification applies. “Knowledge of the Company” or “Company’s Knowledge” shall mean the Knowledge of (i) the directors of the Company and (ii) the officers of the Company listed on Schedule 1.1.

“Lien” means, with respect to any property, any mortgage or pledge, hypothecation, assignment, deposit arrangement, security interest, tax lien, financing statement, pledge, charge, or other lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means, with respect to a Person, any occurrence, event, or effect that either individually or in the aggregate with all other such occurrences, events or effects is, or could reasonably be expected to be (whether or not such occurrence, event or effect has, at the time in question, manifested itself in such Person’s historical financial statements), materially adverse to (i) the business, operations, prospects, results of operations, properties, condition, financial or otherwise, assets or liabilities of such Person and its Subsidiaries taken as a whole on a consolidated basis or (ii) the ability of such Person to perform its obligations under this Agreement or any other Related Document, excluding any such material adverse effect to the extent resulting from or arising in connection with (i) changes or conditions generally affecting the industries or segments in which such Person operates, (ii) changes in general economic, market or political conditions or (iii) the announcement and pendency of the transactions contemplated by this Agreement and the Related Documents which, in the case of (i) or (ii), is not specifically related to, or does not have a materially disproportionate effect (relative to other industry participants) on, such Person; provided, that any reduction in the market price or trading volume of such Person’s publicly traded common stock shall not be deemed to constitute a Material Adverse Effect (it being understood that the foregoing shall not prevent a Party from asserting that any underlying cause of such reduction independently constitutes such a Material Adverse Effect).

“Most Recent Audited Balance Sheet Date” has the meaning set forth in Section 4.6 hereof.

“Ownership Ratio” means the percentage obtained by dividing the number of shares of Common Stock owned by Investor at the time of determination on a fully diluted as if converted basis, by the aggregate number of shares of Common Stock Deemed Outstanding at such time.

“Ordinary Course of Business” means any action taken by a Person if consistent with past practice (including with respect to quantity, quality and frequency) and not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and not required to be authorized by the parent company (if any) of such Person.

“Permitted Affiliate Transaction” means any contract, agreement, arrangement or transaction entered into by the Company or any of its Subsidiaries with any Affiliate of any such Person as part of an employment relationship or pursuant to any Stock Option Plan.

“Permitted Liens” means:

(i) Liens existing on the Closing Date and securing Indebtedness of the Company and its Subsidiaries to the extent such Indebtedness is disclosed on the Most Recent Audited Balance Sheet Date or incurred since such date in the Ordinary Course of Business;

(ii) Liens imposed by governmental authorities for Taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(iii) statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the Ordinary Course of Business; provided, that (A) the underlying obligations are not overdue for a period of more than 60 days, or (B) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(iv) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(v) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or minor imperfections of title which, in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company and any of its Subsidiaries taken as a whole;

(vi) pledges or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(vii) Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary; provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

(viii) leases or subleases granted to other Persons in the Ordinary Course of Business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary; and

(ix) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the Ordinary Course of Business.

“Person” or “person” means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

“Plan” means any employee benefit pension plan (as defined in Section 3(3) of ERISA), an employee welfare benefit plan (as defined in Section 3(1) of ERISA) and all other material benefit plans maintained, or contributed to, by the Company or any ERISA Affiliate.

“Principal Market” means the principal exchange or market on which the Common Stock is listed or traded.

“Purchase Price” has the meaning set forth in Section 2.1 hereof.

“Registration Rights Agreement” means the Registration Rights Agreement between the Company and Investor in the form of Exhibit B hereto.

“Related Documents” means all documents and instruments to be executed or adopted by the Company in connection herewith, including without limitation, the Certificate, the certificates evidencing the Series B Shares, and the Registration Rights Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, registration statements, forms and other documents filed by, or incorporated by reference in a filing by, the Company with the SEC from and including the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 on July 21, 2003, including those that the Company may file with the SEC after the date of this Agreement until the Closing.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B Preferred Stock” has the meanings set forth in the recitals hereof.

“Series B Shares” has the meaning set forth in Section 2.1 hereof.

“Stock Option Plan” means any capital stock plan adopted by the Company for the benefit of the Company’s officers, employees, consultants, agents or directors which has been or is approved by the Board of Directors or a committee thereof that has the authority to administer any such plan, including, without limitation:

(i)	i2 Technologies, Inc. 1995 Stock Option/Stock Issuance Plan, as amended and restated through April 12, 2001;

(ii)	2001 Non-officer Stock Option/Stock Issuance Plan;

(iii)	i2 Technologies, Inc. Employee Stock Purchase Plan, as amended and restated through April 23, 2001;

(iv)	i2 Technologies, Inc. International Employee Stock Purchase Plan, as amended and restated through April 23, 2001;

(v)	Think Systems Corporation 1997 Incentive Stock Plan;

(vi)	Optimax Systems Corporation Stock Option Plan;

(vii)	InterTrans Logistics Solutions Limited 1997 Stock Incentive Plan;

(viii)	SMART Technologies, Inc. 1996 Stock Option/Stock Issuance Plan;

(ix)	SupplyBase, Inc. 1999 Stock Plan;

(x)	Aspect Development, Inc. 1997 Nonstatutory Stock Option Plan;

(xi)	Aspect Development, Inc. 1992 Stock Option Plan;

(xii)	Aspect Development, Inc. 1996 Employee Stock Purchase Plan;

(xiii)	Aspect Development, Inc. 1996 Outside Directors Stock Option Plan;

(xiv)	Transition Analysis Component Technology, Inc. 1997 Stock Plan;

(xv)	Cadis, Inc. 1991 Stock Option Plan; and

(xvi)	Think Systems 1996 Incentive Stock Option Plan.

“Subsidiary” means, with respect to any Person, any company, limited liability company, partnership, association or other business entity of which (i) if a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) The words “herein”, “hereof” and “hereunder” and words of similar import shall, unless otherwise stated, refer to this Agreement as a whole (including all schedules and exhibits) and not to any particular article, section or other subdivision of this Agreement, (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, and (iv) the word “or” shall not be exclusive.

ARTICLE II

ISSUANCE AND SALE OF PREFERRED STOCK

2.1 Number of Shares and Purchase Price. On the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue and sell to Investor, and Investor shall purchase from the Company, in the aggregate, 100,000 shares of Series B Preferred Stock (the “Series B Shares”) for an aggregate purchase price of $100,000,000 (the “Purchase Price”).

ARTICLE III

CLOSING; CLOSING DELIVERIES

3.1 Closing. Unless this Agreement shall have terminated pursuant to Article IX, and subject to the satisfaction or waiver of the closing conditions for the Closing set forth in Article VII, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher, LLP, Dallas, Texas at 10:00 a.m. on the fifth (5th) Business Day after all of the conditions to the Closing set forth in Article VII (other than those that will be satisfied by the delivery of documents or tender of payment at the Closing) are either satisfied or duly waived, or at such other time, place and/or date as shall be agreed upon by the parties hereto. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

3.2 Payment for and Delivery of Preferred Shares. At the Closing, the Company shall issue and deliver to Investor a stock certificate duly executed and registered in the name of Investor evidencing ownership of the number of Series B Shares to be purchased by Investor at the Closing against payment by Investor of the Purchase Price to be paid by Investor at the Closing by wire transfer of immediately available funds to the account designated by the Company in writing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Investor that, except as set forth on the Schedule of Exceptions:

4.1 Existence; Qualification; Subsidiaries. The Company and each Subsidiary are duly organized, validly existing and in good standing under the laws of their applicable jurisdictions of organization and have full corporate power and authority to conduct their business and own and operate their properties as now conducted, owned and operated. The Company has delivered to Investor copies of the Restated Certificate of Incorporation and Amended and Restated By-laws of the Company that are true, correct and complete copies of such documents. The Company and each Subsidiary of the Company is licensed or qualified as a foreign corporation or company and is in good standing in all jurisdictions where such Person is required to be so licensed or qualified except where failure to be licensed or qualified would not have Material Adverse Effect. Except as set forth in Schedule 4.1, all of the issued shares of capital stock of each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all Liens.

4.2 Authorization, Noncontravention and Enforceability; Issuance of Shares.

(a) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Related Documents. The Company has the requisite corporate power and authority to issue and sell the Series B Shares and the Conversion Shares to the Investor in accordance with the terms hereof and to issue the Conversion Shares upon conversion of the Series B Shares in accordance with the terms of the Certificate. The Company’s Board of Directors has approved the execution and delivery of, and the performance by the Company of its obligations under, this Agreement and the Related Documents. All corporate action on the part of the Company by its officers, directors and stockholders necessary for the authorization, execution and delivery of, and the performance by the Company of its obligations under, this Agreement and the Related Documents has been taken, and no further consent or authorization of the Company, its directors, stockholders, any Governmental Agency (other than such approval as may be required under the Securities Act and applicable state securities laws in respect of the Registration Rights Agreement), or any other person or entity is required (pursuant to any rule of the National Association of Securities Dealers (“NASD”) or otherwise). None of the execution, delivery and performance by the Company of this Agreement and the Related Documents, including, without limitation, the issuance and delivery of the Series B Shares and the Conversion Shares, will (i) violate or conflict with any provision of the Restated Certificate of Incorporation of the Company, the Amended and Restated By-laws of the Company or of any applicable law, regulation, order, judgment or decree, (ii) result in the breach of or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under any material agreement, instrument or understanding to which the Company is a party or by which it is bound, or (iii) result in or constitute a “change in control” under any agreement, instrument or understanding to which the Company is a party or by which it is bound. This Agreement and the Related Documents each constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor’s rights generally (collectively “Creditors Rights Laws”) and except as rights to indemnity thereunder may be limited by applicable federal or state laws.

(b) The Series B Shares, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any and all Liens (other than any restrictions on transfer under state and/or federal securities laws, this Agreement and the Related Documents). The Conversion Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any and all Liens (other than any restrictions on transfer under state and/or federal securities laws, this Agreement and the Related Documents). The Reserved Amount (as defined) has been duly reserved for issuance upon conversion of the Series B Shares. Neither the issuance and delivery of the Series B Shares nor the issuance and delivery of any Conversion Shares is subject to any preemptive right of any stockholder of the Company or to any right of first refusal or other similar right in favor of any Person which has not been waived.

4.3 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of: (i) 2,000,000,000 shares of Common Stock and (ii) 5,000,000 shares of preferred stock, par value $.001 per share, of which 2,000,000 shares have been designated Series A Junior Participating Preferred Stock. On April 27, 2004, (i) 434,618,621 shares of Common Stock were outstanding, (ii) 135,000,000 shares are reserved for issuance upon conversion of the Series B Preferred Stock, and (iii) 249,489,093 shares are reserved for issuance in connection with equity awards granted or permitted to be granted pursuant to the Stock Option Plans or upon the exercise of stock options granted or permitted to be granted pursuant to the Stock Option Plans, and no shares are held in treasury. At the time of the Closing, all of the outstanding capital stock will be validly issued, fully paid and nonassessable and will have been issued in compliance with all applicable securities laws (including the provisions of the Securities Act and the rules and regulations promulgated thereunder). Except pursuant to a Stock Option Plan or as set forth on Schedule 4.3, neither the Company nor any of its Subsidiaries has granted or issued any options, Convertible Securities, warrants, calls, pledges, phantom stock, stock appreciation rights, transfer restrictions (except restrictions imposed by federal and state securities laws), Liens, currently effective rights of first offer, currently effective rights of first refusal, currently effective antidilution provisions or commitments of any character relating to any issued or unissued shares of capital stock of the Company other than as contemplated in this Agreement and the Related Documents. Except as contemplated by this Agreement and the Related Documents or as set forth on Schedule 4.3, there are no preemptive rights, rights of first offer, antidilution provisions or any other preferential rights applicable to the issuance and sale of securities of the Company or any of its Subsidiaries, including, but not limited to, the Series B Shares.

4.4 Private Sale; Voting Agreements.

(a) Assuming the accuracy of Investor’s representations contained herein, neither the offer, sale and issuance of the Series B Shares hereunder nor the issuance and delivery of any Conversion Shares requires registration under the Securities Act or any state securities laws.

(b) To the Company’s Knowledge, there are no agreements obligating any of its stockholders to vote as directed by another Person or any proxies granted by any stockholder other than proxies submitted in connection with the Company’s meetings of shareholders.

4.5 SEC Reports; Financial Statements.

Except as set forth on Schedule 4.5:

(a) The Company has filed all SEC Documents required to be filed as of the date hereof. The SEC Documents (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Documents or necessary in order to make the statements in such SEC Documents, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Documents (the “Financial Statements”) complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and was prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and each fairly presented in all material respects (subject to, in the case of the unaudited statements, normal, recurring audit adjustments, none of which are material) the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and the Consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein. Except as set forth on Schedule 4.5, as of the dates of the Financial Statements, the Company had no material obligation, indebtedness or liability (whether accrued, absolute, contingent or otherwise, known or unknown, and whether due or to become due), which was not reflected or reserved against in the balance sheets or the notes thereto which are part of the Financial Statements, except for those incurred in the Ordinary Course of Business and which are fully reflected on the Company’s books of account.

4.6 Absence of Certain Changes. Except as set forth on Schedule 4.6, since December 31, 2003 (the “Most Recent Audited Balance Sheet Date”), neither the Company nor any Subsidiary has:

(a) incurred any material liabilities other than current liabilities incurred, or obligations under contracts entered into, in the Ordinary Course of Business;

(b) paid, discharged or satisfied any claim, Lien or liability, other than any claim, Lien or Liability (A) reflected or reserved against on the balance sheet contained in the Financial Statements as of the Most Recent Audited Balance Sheet Date (the “Current Balance Sheet”) and paid, discharged or satisfied in the Ordinary Course of Business or (B) incurred since the Most Recent Audited Balance Sheet Date and paid, discharged or satisfied, in each case in the Ordinary Course of Business;

(c) other than a Permitted Affiliate Transaction, paid any amount to or entered into any agreement, arrangement or transaction with any Affiliate (including its officers, directors and employees) outside the Ordinary Course of Business and which was not approved by a majority of the Company’s disinterested directors;

(d) declared, set aside, or paid any dividend or distribution with respect to its capital stock or redeemed, purchased or otherwise acquired any of its capital stock;

(e) made any material change in any method of accounting or accounting practice;

(f) suffered or caused any other occurrence, event or transaction which, individually or together with each other occurrence, event or transaction, has had or could reasonably be expected to have a Material Adverse Effect; or

(g) agreed, in writing or otherwise, to any of the foregoing.

4.7 Litigation. Except as set forth in Schedule 4.7, as of the date of this Agreement, no claim, suit, proceeding or investigation is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any officer or director thereof or the Company’s and the Subsidiaries’ business which if decided adversely to any such Person could have or reasonably be expected to have a Material Adverse Effect.

4.8 Licenses, Compliance with Law, Other Agreements, Etc. The Company and each Subsidiary have all material franchises, permits, licenses and other rights to allow it to conduct its business and is not in violation in any material respects of any order or decree of any court, or of any law, order or regulation of any Governmental Agency, including, without limitation, any applicable statutory state anti-takeover law, or of the provisions of any contract or agreement to which it is a party or by which it is bound, except where noncompliance would not reasonably be expected to have a Material Adverse Effect and neither this Agreement nor the Related Documents nor the transactions contemplated hereby or thereby will result in any such violation. The Company and each Subsidiary’s businesses have been conducted in compliance with all applicable federal, state and local laws, ordinances, rules and regulations except where noncompliance would not reasonably be expected to have a Material Adverse Effect.

4.9 Third-Party Approvals. Assuming the accuracy of the representations and warranties of Investor contained in this Agreement, except as set forth on Schedule 4.9, the Company is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency or other third party (including under any state securities or “blue sky” laws) in connection with the execution and delivery of this Agreement or the Related Documents, or the consummation of the transactions contemplated hereby or thereby to occur on the Closing Date, except for (i) filings under the HSR Act or any similar foreign antitrust law or regulation, (ii) the filing of the Certificate, (iii) any necessary filings with any state securities commission under state blue-sky laws or filings under the Securities Act and/or Exchange Act in connection with a registration of securities pursuant to the registration rights agreement; and (iv) and filings on Form D under the Securities Act.

4.10 Disclosure. This Agreement, together with all exhibits and schedules hereto, and the agreements, certificates and other documents furnished to Investor by or on behalf of the Company and its Subsidiaries in connection with the transactions contemplated under this

Agreement, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

4.11 Owned Real Property. The Company and its Subsidiaries have good and marketable title in fee simple to all real property owned by the Company or any of its Subsidiaries and good and marketable title to all personal property owned by them, in each case free and clear of all Liens, except for Permitted Liens and defects in title that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.12 Leases. Any real or personal property held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made of such property by the Company and its Subsidiaries. Except as set forth on Schedule 4.12, there exists no material event of default (nor, to the Company’s Knowledge, any event which with notice or lapse of time would constitute an event of default) with respect to the Company, any Subsidiary and, to the Company’s Knowledge, with respect to any other party thereto under any agreement pursuant to which the Company is the lessee or lessor of any real or personal property.

4.13 Contracts and Commitments.

(a) Except as set forth on Schedule 4.13(a), the Company is not a party to or bound by any written or oral contract or agreement that is a “material contract” within the meaning of Item 601(b) of Regulation S-K other than those contracts and agreements that are filed as exhibits to, or incorporated by reference into, the SEC Documents (collectively, the “Material Contracts”).

(b) Each Material Contract (i) is legal, valid and binding, enforceable against the Company in accordance with the terms (except to the extent required by Creditors Rights Laws), and in full force and effect; and (ii) will continue to be legal, valid and binding, enforceable against the Company in accordance with the terms (except to the extent required by Creditors Rights Laws), and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.13(b), to the Company’s Knowledge, no party to a Material Contract is in breach or default of the terms thereof, and to the Company’s Knowledge no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under a Material Contract; and no party to a Material Contract has repudiated any provision thereof. Except as set forth on Schedule 4.13(b), the Company has not entered into any contracts, agreements or instruments since the Most Recent Audited Balance Sheet Date that the Company is required to file as an exhibit to SEC Documents as a “material contract” except for such contracts, agreements or instruments that have been filed as exhibits to the SEC Documents. The Company has provided a copy of any contracts, agreements or instrument on Schedule 4.13(b) to Investor.

(c) Except as specifically set forth in Schedule 4.13(c), the Company is not a party to any contract, agreement, instrument or understanding that contains a “change in control,” “potential change in control,” or similar provision, in each case, that would be triggered by the transactions contemplated hereunder or under the Related Documents.

4.14 Intellectual Property.

(a) Except as set forth on Schedule 4.14(a):

(i) the Company owns and possesses all right, title, and interest in and to, or has a valid and enforceable written license to use, all of the Intellectual Property owned or used by the Company and/or necessary for the operation of the business of the Company as presently conducted and as presently proposed to be conducted (collectively, the “Company Intellectual Property”);

(ii) the Company Intellectual Property is not subject to any Liens (other than Permitted Liens), and is not subject to any restrictions or limitations regarding use or disclosure;

(iii) the Company has not infringed or misappropriated or otherwise violated, and the operation of the business, does not and, to the Company’s Knowledge, will not infringe, misappropriate or otherwise violate any material Intellectual Property of any third party. To the Knowledge of the Company, the Company has not been threatened with any of the foregoing and has no Knowledge of any facts which indicate a likelihood of any of the foregoing. The Company has not received any notices regarding any of the foregoing that is currently outstanding (including, without limitation, any demands or offers to license any Intellectual Property from any third party);

(iv) the Company has taken commercially reasonable actions to maintain and protect all of the Company Intellectual Property and will continue to maintain and protect all of the Company Intellectual Property prior to the Closing so as not to adversely affect the ownership, validity or enforceability thereof;

(v) except as set forth on Schedule 4.14(a), the Company has not licensed any Intellectual Property from any third parties;

(vi) no third party has materially infringed or misappropriated any Company Intellectual Property and the Company has no Knowledge of any facts that indicate a likelihood of any of the foregoing;

(vii) immediately subsequent to the Closing, the Company Intellectual Property will be owned by or available for use by the Company on terms and conditions identical to those under which the Company owned or used the Company Intellectual Property immediately prior to the Closing;

(viii) no material claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property has been made, is currently outstanding, or, to the Knowledge of the Company, is threatened, and to the Company’s Knowledge, there are no grounds for the same; and

(ix) except in the Ordinary Course of Business, no loss or expiration of any of the Company Intellectual Property is threatened, pending or reasonably foreseeable, except for patents and copyrights expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including, without limitation, a failure by the Company to pay any required maintenance fees).

4.15 Employees. The Company is not a party to or bound by any collective bargaining agreement except as set forth in Schedule 4.19, nor has it experienced any strike, material grievance, material claim of unfair labor practice or other collective bargaining dispute. To the Knowledge of the Company there is no organizational effort being made or threatened by or on behalf of any labor union with respect to its employees. The Company has not committed any unfair labor practice or materially violated any federal, state or local law or regulation regulating employers or the terms and conditions of its employees’ employment, including laws regulating employee wages and hours, employment discrimination, employee civil rights, equal employment opportunity and employment of foreign nationals, except for such violations as would not in the aggregate be expected to have a Material Adverse Effect. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to or for the account of any director, executive officer or employee of the Company or any of it is Subsidiaries.

4.16 ERISA; Employee Benefits. Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or has timely filed for a favorable determination letter from the Internal Revenue Service and no event has occurred since the date of the last determination letter that could reasonably be expected to materially adversely affect the qualified status of such Plan. Each Plan is in full force and effect and has been administered in accordance with its material terms and is and has been, and each plan administrator and fiduciary of a Plan is acting and has been acting, in compliance with all applicable requirements of the Code and ERISA (including the funding, reporting and disclosure and prohibited transaction provisions thereof) and other applicable laws, regulations and rulings in connection with each such Plan. No Plan has been terminated or partially terminated. The Company has no Plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. The Company or one of its Subsidiaries has made, accrued or provided for all contributions required under each Plan. To the Knowledge of the Company, no event has occurred or is reasonably expected to occur with respect to any employee pension benefit plan of the Company or any member of the Company’s controlled group (within the meaning of Section 414 of the Code), which could reasonably be expected to directly or indirectly result in any material liability (other than liability arising in the Ordinary Course of Business) to the Company or any member of its controlled group pursuant to Title IV of ERISA or Section 412 of the Code. No Plan has incurred an “accumulated funding deficiency” within the meaning of Section 412 of the Code or Section 302 of ERISA.

4.17 Environment, Health and Safety.

(a) The Company (as used in this Section 4.17, “Company” shall include the Company’s Subsidiaries) has complied and is in compliance with all Environmental and Safety Requirements that are applicable to the Company’s business except where failure to so comply would not reasonably be expected to have a Material Adverse Effect;

(b) The Company has not received any written notice, report or other information regarding any liabilities or potential liabilities (whether accrued, absolute, contingent,

unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities and arising under Environmental and Safety Requirements; and

(c) Other than pursuant to publicly announced acquisitions of other companies, the Company has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

4.18 Transactions With Affiliates. Except for Permitted Affiliate Transactions or as disclosed in Schedule 4.18, neither the Company nor any Subsidiary is party to any agreement, arrangement or transaction with any Affiliate.

4.19 Taxes. Except as set forth on Schedule 4.19:

(a) each of the Company and its Subsidiaries has filed all federal Tax Returns and all material foreign, state, and local Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing;

(b) all such Tax Returns are true, correct and complete in all material respects;

(c) none of the Company and its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal Tax Return (other than a group the common parent of which is the Company) or (B) has any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by contract, or otherwise (excluding for these purposes any customary tax indemnification or tax responsibility provisions contained in contracts or agreements entered into by the Company in the ordinary course of its trade or business);

(d) each of the Company and its Subsidiaries has withheld and paid in all material respects all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; and

(e) there is no dispute or claim concerning any Tax liability of any of the Company and its Subsidiaries either (A) claimed or raised by any Governmental Agency in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority and which is material to the Company and its Subsidiaries taken as a whole.

4.20 Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.21 Exchange Act Registration; Listing. The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act and the Company has taken no action designed to, or which, to the Knowledge of the Company, is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act.

4.22 Transfer Taxes. No stock transfer or other Taxes (other than income taxes) are required to be paid in connection with the issuance and sale of any of the Series B Preferred Stock, other than such taxes for which the Company has established appropriate reserves and intends to pay in full on or before the Closing.

4.23 Internal Controls and Procedures. Since January 1, 2003, the Company has maintained internal accounting controls, policies and procedures, and such books and records as are reasonably designed to provide reasonable assurance that (i) all transactions to which the Company or any Subsidiary is a party or by which its properties are bound are effected by a duly authorized employee or agent of the Company, supervised by and acting within the scope of the authority granted by the Company’s senior management; (ii) the recorded accounting of the Company’s consolidated assets is compared with existing assets at regular intervals; and (iii) all transactions to which the Company or any Company Subsidiary is a party, or by which its properties are bound, are recorded (and such records maintained) in accordance with all requirements and as may be necessary or appropriate to ensure that the financial statements of the Company are prepared in accordance with GAAP.

4.24 Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.25 Insurance. The Company maintains insurance for itself and its Subsidiaries in such amounts and covering such losses and risks as is reasonably sufficient and customary in the businesses in which the Company and its Subsidiaries are engaged. No notice of cancellation has been received for any of such policies and the Company is in compliance with all of the terms and conditions thereof. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost. Without limiting the generality of the foregoing, the Company maintains director’s and officer’s liability insurance in an amount of $50,000,000 in the aggregate for all claims made during the policy period from November 16, 2003 to November 16, 2004.

4.26 Certain Fees. Other than any fees to be paid to Goldman, Sachs & Co. (which are set forth on Schedule 4.26) which acted as financial advisor to the special committee of the Board of Directors, no fees or commissions will be payable by the Company to any broker, financial advisor, finder, investment banker, or bank with respect to the transactions contemplated by this Agreement. Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

4.27 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection” or other form of anti-takeover statute or regulations enacted under Delaware law or under the law of any other jurisdiction, including, without limitation, Section 203 of the Delaware General Corporation Law, is or will be applicable to the execution, delivery or performance by the Company of this Agreement and the Related Documents.

4.28 Amendment to Rights Agreement. The Company has delivered to Investor a true, correct and complete copy of the Rights Agreement, dated as of January 17, 2002, between the Company and Mellon Investor Services, LLC (the “Rights Agreement”) including, without limitation, the First Amendment to the Rights Agreement dated as of the date hereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor hereby represents and warrants to the Company as follows:

5.1 Authorization and Enforceability. Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Investor has full power and authority and has taken all action necessary to permit it to execute and deliver this Agreement and the other documents and instruments to be executed by it pursuant hereto and to carry out the terms hereof and thereof. This Agreement and such other documents and instruments each constitutes a legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor’s rights generally and except as rights to indemnity thereunder may be limited by applicable federal securities laws.

5.2 Government Approvals. Investor is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency in connection with the execution and delivery of this Agreement and the other documents and instruments to be executed by it pursuant hereto or the consummation of the transactions contemplated hereby and thereby, except for such order, consent, approval, authorization, declaration or filing as which has been or will be obtained or made.

5.3 Noncontravention. The execution, delivery and performance by Investor of this Agreement and the Related Documents, and the consummation of the transactions contemplated hereby and thereby do not and will not violate the organizational documents of Investor, or any applicable material law, rule, regulation, judgment, injunction, order or decree.

5.4 Investment Intent of Investor. Investor is acquiring the Series B Shares and the Conversion Shares pursuant to this Agreement for investment and not with a view to the resale or distribution of such securities or any interest therein, without prejudice, however, to Investor’s right, subject to compliance with the Related Documents, at all times to sell or otherwise dispose of all or any part of such securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. Investor is acquiring the Series B Shares and Conversion Shares hereunder in the ordinary course of business. Except as contemplated by the Registration Rights Agreement, Investor has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of such Securities. Investor has not been organized, reorganized or recapitalized specifically for the purpose of investing in such securities.

5.5 Status of Series B Shares. Investor has been informed by the Company that the Series B Shares have not been and will not be registered under the Securities Act or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.

5.6 Sophistication and Financial Condition of Investor. Investor represents and warrants to the Company that it is an “Accredited Investor” as defined in Regulation D under the Securities Act and that it considers itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Series B Shares. Investor has been given access to such information regarding the Company and its Subsidiaries as it has requested and has had the opportunity to obtain additional information as desired and to ask questions and has received answers regarding such information in order to evaluate the merits and the risks inherent in holding the Series B Shares and the Conversion Shares. The facts set forth in the preceding sentence, shall not affect any representation or warranty in this Agreement and the Related Documents or any condition to the obligations of the parties hereto, nor shall it affect the Company’s indemnification obligations arising under Article X hereof.

5.7 Transfer of Series B Shares and Conversion Shares.

Investor acknowledges that each certificate evidencing the ownership of Series B Shares or Conversion Shares shall be imprinted with a legend substantially in the following form until such shares (i) are transferred or sold pursuant to an effective registration statement, (ii) are transferred or sold pursuant to an exemption from registration provided by Rule 144 under the Securities Act or (iii) may be transferred pursuant to Rule 144(k) (or any successor provision) under the Securities Act:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM. THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THE SECURITIES.

5.8 Certain Fees. Except for fees and expenses of Investor to be paid by the Company pursuant to the terms of this Agreement, Investor has not retained or authorized an investment banker, broker, finder or other intermediary to act on behalf of Investor who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

5.9 Financing. Investor has, and will have at Closing, immediately available funds in U.S. dollars (through cash or cash equivalents and existing committed credit arrangements) sufficient to pay the Purchase Price and any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by, and otherwise satisfy the obligations of Investor under, this Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY AND INVESTOR

6.1 Form D; Blue Sky Qualifications; Press Release; Current Report on Form 8-K. The Company agrees with Investor that the Company will, following the Closing:

(a) file a Form D with respect to the Series B Shares issued at the Closing as required under Regulation D and to provide a copy thereof to Investor promptly after such filing;

(b) take such action as the Company reasonably determines upon the advice of counsel is necessary to qualify the Series B Shares issued at the Closing for sale under applicable state or “blue-sky” laws or obtain an exemption therefrom, and shall provide evidence of any such action to Investor at Investor’s request; and

(c) provide Investor with a reasonable opportunity to review and comment on any press release or Form 8-K discussing this Agreement and the transactions contemplated hereby prior to the issuance or filing thereof. Thereafter, the Company shall timely file any filings and notices required by the SEC or applicable law with respect to the transactions contemplated hereby.

6.2 Conduct of the Company and its Subsidiaries. From the date hereof until the Closing, the Company shall, and the Company shall cause each of its Subsidiaries, to conduct their respective businesses in the Ordinary Course of Business and to use their reasonable best efforts to preserve intact their business organizations and relationships with third parties, to preserve the goodwill of the suppliers, customers and others having business relations with the Company or such Subsidiaries. From the date hereof until the Closing, neither the Company nor its Subsidiaries shall (i) take or agree or commit to take any action that would make any representation and warranty set forth in Article IV hereof (other than those expressed as being made as at a specific date) inaccurate in any respect at, or as of any time prior to, the Closing, (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time, (iii) split, combine or reclassify any shares of the Company’s capital stock without appropriately adjusting the conversion price of the Series B Shares prior to their issuance at the Closing, or (iv) declare or pay any individual dividend or distribution (whether in cash, stock or property) in respect of its Common Stock.

6.3 Further Action.

(a) The Company and Investor shall, as promptly as practicable, make their respective filings and any other required or requested submissions under the HSR Act, promptly respond to any requests for additional information from either the Federal Trade Commission or the Department of Justice, and cooperate in the preparation of, and coordinate, such filings, submissions and responses (including the exchange of drafts between each party’s outside counsel) so as to reduce the length of any review periods. Subject to the terms and conditions of this Agreement, the Company and Investor shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Documents, including providing information and using their reasonable best efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings and to lift any injunction or other legal bar to the transactions contemplated by this Agreement and the Related Documents, as promptly as practicable, and to take all other actions necessary to consummate such transactions in a manner consistent with applicable law. The Company and Investor will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law, and will provide one another with copies of all material communications from and filings with, any Governmental Agency in connection with the transactions contemplated hereby. The Company shall pay all applicable fees of the Company and Investor in connection with the filings required by this Section 6.3(a). Notwithstanding anything to the contrary in this Section 6.3, none of the Company, Investor or their respective Subsidiaries shall be required to take any action that would reasonably be expected to have a Material Adverse Effect on the Company or Investor.

6.4 Notice of Certain Events. The Company shall promptly notify Investor in writing of:

(a) any notice or other communication to or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Related Documents;

(b) any notice or other communication from any Governmental Agency in connection with the transactions contemplated by this Agreement or the Related Documents;

(c) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation and warranty of the Company contained in Article IV of this Agreement to be untrue or inaccurate in any material respect (or, in the case of any such representation and warranty qualified by materiality or Material Adverse Effect, to be untrue or inaccurate in any respect) at any time from the date hereof to the Closing Date or that will result in the failure to satisfy any of the conditions specified in Section 7.1. Such notice (i) shall specify the representation or warranty impacted and (ii) will not be deemed to amend the Schedules attached hereto; and

(d) any failure of the Company or any of its Subsidiaries to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6.5 No Issuances.

(a) From the date hereof until the Closing, the Company shall not issue, or agree to issue, without the prior written consent of the Investor, any equity or debt securities other than (i) pursuant to a Stock Option Plan in effect on the date hereof, (ii) issuances of Common Stock in exchange for the Company’s 5.25% Convertible Subordinated Debentures due 2006 (the “Debentures”) pursuant to Section 3(a)(9) of the Securities Act (each such exchange, a “3(a)(9) Exchange”) or (iii) pursuant to the Stock Purchase Agreement to be entered into between Sanjiv Sidhu and the Company (the “Sidhu Agreement”) or pursuant to the Stock Purchase Agreement to be entered into between Gregory Brady and the Company (the “Brady Agreement”).

(b) The Series B Shares shall be deemed to have been issued on the date of this Agreement and any adjustments required to be made to the Conversion Price (as defined in the Certificate) of the Series B Preferred Stock pursuant to Section 5 of the Certificate shall be made in accordance with such Section 5 if any of the following occurs: (i) the Company issues or agrees to issue any Common Stock, or is deemed to have issued or sold any Common Stock in accordance with Section 5(c) of the Certificate, in connection with a 3(a)(9) Exchange, (ii) the Company issues or agrees to issue any Common Stock, or is deemed to have issued or sold any Common Stock in accordance with Section 5(c) of the Certificate, any Common Stock in connection with the Sidhu Agreement, (iii) the Company issues or agrees to issue any Common Stock, or is deemed to have issued or sold any Common Stock in accordance with Section 5(c) of the Certificate, for a purchase price in excess of $2,000,000 in connection with the Brady Agreement, (iv) the Company announces the final settlement of the class action litigation described in Item 3 of the Company’s Amended Annual Report on Form 10K/A for the year ended December 31, 2003 under the caption “Class Action Litigation” or (v) the Company announces the final settlement of the Securities and Exchange Commission investigation described in Item 3 of the Company’s Amended Annual Report on Form 10K/A for the year ended December 31, 2003 under the caption “Securities and Exchange Commission Investigation”.

(c) The Company shall use its reasonable best efforts to issue and sell to Mr. Sidhu for cash consideration of not less than $20,000,000 shares of Common Stock pursuant to the Sidhu Agreement.

6.6 Reservation of Shares. The Company shall, on the Closing Date, have authorized and reserved for issuance, free from any preemptive rights, a number of shares of Common Stock at least equal to one hundred and twenty five percent (125%) of the maximum number of shares of Common Stock issuable upon (A) conversion of the Series B Preferred to be issued to Investor in full at the Conversion Price then in effect and (B) conversion of the maximum number of shares of Series B Preferred Stock issuable in accordance with Section 2(a) of the Certificate in payment of dividends on the Series B Preferred Stock (the “Reserved Amount”). In the event that, as a result of an adjustment to the Conversion Price of the Series B Preferred Stock (pursuant to anti-dilution adjustments or otherwise), the Reserved Amount is less than 110% of the number of shares of Common Stock then issuable upon conversion of all of the Series B Preferred Stock then outstanding, the Company shall take action (including without limitation seeking stockholder approval for the authorization or reservation of additional shares of Common Stock) as soon as practicable (but in no event later than the tenth (10th) Business Day or, in the event that stockholder approval is required, the sixtieth (60th) day following such date) to increase the Reserved Amount to no less than 125% of the number of shares of Common Stock into which such outstanding shares of Series B Preferred Stock are convertible.

6.7 Company’s Instructions to Transfer Agent. On or prior to the Closing Date, the Company shall execute and deliver irrevocable written instructions to the transfer agent for its

Common Stock (the “Transfer Agent”), and provide Investor with a copy thereof, directing the Transfer Agent (i) to issue certificates representing Conversion Shares upon conversion of the Series B Preferred Stock in accordance with the Certificate, in the name of Investor or its nominee, and (ii) to deliver such certificates to Investor no later than the close of business on the Delivery Date (as defined in the Certificate). Such certificates may bear legends pursuant to applicable provisions of this Agreement or applicable law. The Company shall instruct the Transfer Agent that, in lieu of delivering physical certificates representing shares of Common Stock to Investor upon conversion of the Series B Preferred Stock, as long as the Transfer Agent is a participant in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and Investor has not informed the Company that it wishes to receive physical certificates therefor, and no legend is required to appear on any physical certificate if issued, the Transfer Agent shall effect delivery of Conversion Shares by crediting the account of Investor or its nominee at DTC for the number of shares for which delivery is required hereunder within the time frame specified above for delivery of certificates. The Company represents to and agrees with Investor that it will not give any instruction to the Transfer Agent that will conflict with the foregoing instruction or otherwise restrict Investor’s right to convert the Series B Preferred Stock or to receive Conversion Shares in accordance with the terms of the Certificate. In the event that the Company’s relationship with the Transfer Agent should be terminated for any reason, the Company shall use its best efforts to cause the Transfer Agent to continue acting as transfer agent pursuant to the terms hereof until such time that a successor transfer agent is appointed by the Company and receives the instructions described above.

6.8 Affirmative Covenants. So long as any of the Series B Preferred Stock is outstanding, the Company shall, and shall cause each Subsidiary to:

(a) at all times cause to be done all things reasonable to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

(b) maintain and keep its properties in reasonably good repair, working order and condition, and from time to time make all reasonable repairs, renewals and replacements, so that its businesses may be properly conducted;

(c) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same become delinquent and before penalties accrue thereon), unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP, consistently applied, are being maintained by the Company;

(d) comply with all applicable laws, rules and regulations of all Government Agencies and material obligations of the Company, the violation of which could reasonably be expected to have a Material Adverse Effect;

(e) use its reasonable best efforts to cause the Common Stock to be authorized for quotation or listing on a national securities or The Nasdaq National Market or SmallCap Market and thereafter maintain such authorization at all times;

(f) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP, consistently applied;

(g) take all such actions as may be necessary to assure that all shares of Common Stock issuable upon the conversion of all outstanding Series B Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately transmitted by the Company upon issuance);

(h) maintain the registration of the Common Stock pursuant to Section 12(g) of the Exchange Act;

(i) use its reasonable best efforts to at all times file all reports (including annual reports, quarterly reports and the information, documentation and other reports) required to be filed by the Company under the Exchange Act and Sections 13 and 15 of the rules and regulations adopted by the SEC thereunder, and the Company shall use its reasonable best efforts to file each of such reports on a timely basis, and take such further action as any holder or holders of Securities may reasonably request, all to the extent required to enable such holders to sell securities pursuant to Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC and to enable the Company to register securities with the SEC on Form S-3 or any similar short-form registration statement and upon the filing of each such report deliver a copy thereof to each holder of the Series B Shares.

6.9 Rights Agreement. The Company agrees that it shall not, by further amendment or supplement to the Rights Agreement or otherwise, amend clause (iv) of the definition of “Acquiring Person” included in the Rights Agreement without the prior written consent of Investor.

ARTICLE VI

CONDITIONS PRECEDENT

7.1 Conditions to Obligations of Investor at Closing. The obligation of Investor to purchase the Series B Shares at the Closing in accordance with Section 3.2 shall be subject to the satisfaction or waiver by Investor of the following conditions precedent on or prior to the Closing Date:

(a) the Certificate shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect as of the Closing Date and shall not have been modified in any manner;

(b) as of the Closing Date there shall be an absence of (i) any general suspension of trading in, or limitation on prices for securities on any national securities exchange or in the over-the-counter market, or (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States;

(c) as of the Closing Date the representations and warranties made by the Company in Article IV hereof and in any Related Document shall be true and correct in all respects (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all respects as of that particular date) to the extent they are qualified by materiality or Material Adverse Effect, and to the extent not so qualified shall be true and correct in all material respects;

(d) the Company shall have fulfilled, performed or complied in all material respects with the covenants and conditions set forth in this Agreement and the Related Documents that are required to be performed by the Company on or before the Closing Date;

(e) as of the Closing Date the Company shall have received all consents and approvals, including, without limitation, Board of Director, governmental and material third party consents or approvals that are required to be obtained in connection with the transactions contemplated under this Agreement and the Related Documents;

(f) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Agency of competent jurisdiction or other legal restraint or prohibition preventing or making illegal the consummation of the transactions contemplated by this Agreement and the other Related Documents shall be in effect; provided, however, that the parties hereto shall use their reasonable best efforts to have any such injunction, order, restraint or prohibition vacated

(g) any waiting period under the HSR Act shall have expired or been terminated;

(h) the following documents and items shall have been delivered to Investor at the Closing:

(i) the written opinion of outside counsel to the Company, dated as of the Closing Date and satisfactory in form and substance to Investor;

(ii) the written opinion of Baker Botts L.L.P., special counsel to the special committee of the Board, dated as of the Closing Date and satisfactory in form and substance to Investor;

(iii) a counterpart of the Registration Rights Agreement and all applicable Related Documents duly executed and delivered by the Company;

(iv) certificates evidencing ownership of the Series B Shares purchased by Investor, in each case duly executed and delivered by the Company;

(v) a certificate of a duly authorized officer of the Company dated as of the Closing Date certifying that (A) the closing conditions described in Section 7.1(a) through Section 7.1(k) have been satisfied, and (B) as to the resolutions of the Board of Directors attached thereto (which resolutions shall have, among other things, authorized all of the transactions contemplated by this Agreement and the Related Documents, and approved this Agreement and the Related Documents (including, without limitation, the Certificate));

(vi) payment by wire transfer of immediately available funds to an account designated by Investor, all reasonable out-of-pocket expenses of Investor, including reasonable legal fees, in connection with this Agreement and the Related Documents, up to $200,000; and

(vii) such other documents relating to the transactions contemplated hereby as Investor may reasonably request;

(i) prior to the Closing Date, the Company shall have received at least $20,000,000 from Sanjiv S. Sidhu, the Chief Executive Officer of the Company, in payment for shares of Common Stock pursuant to the Sidhu Agreement;

(j) one individual designated by Investor shall have been elected as a member of the Board of Directors;

(k) as of the Closing Date, neither the Company nor any Subsidiary shall have suffered or caused to have been suffered since the date of this Agreement, any occurrence, event or transaction which, individually or together with each other occurrence, event or transaction, shall have had or could reasonably be expected to have had a Material Adverse Effect; and

(l) the Company shall have filed with the SEC its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2004.

7.2 Conditions to Obligations of the Company. The obligation of the Company to sell and issue the Series B Shares to Investor at the Closing in accordance with Section 3.2 shall be subject to:

(a) the delivery by Investor of the Purchase Price payable by Investor at the Closing in accordance with Section 3.2;

(b) as of the Closing Date, Investor having received all consents and approvals, including, without limitation, governmental and third party consents or approvals that are required to be obtained in connection with the transactions contemplated under this Agreement and the Related Documents;

(c) as of the Closing Date, the representations and warranties made by Investor in Article V hereof being true and correct in all respects (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all respects as of that particular date) to the extent they are qualified by materiality or Material Adverse Effect, and to the extent not so qualified shall be true and correct in all material respects.

(d) Any waiting period under the HSR Act shall have expired or been terminated; and

(e) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Agency of competent jurisdiction or other legal restraint or prohibition preventing or making illegal the consummation of the transactions contemplated by this Agreement and the other Related Documents shall be in effect; provided, however, that the parties hereto shall use their reasonable best efforts to have any such injunction, order, restraint or prohibition vacated

ARTICLE VIII

ADDITIONAL COVENANTS OF THE COMPANY

8.1 Use of Proceeds. The proceeds from the issuance of the Series B Preferred Stock will be used by the Company for working capital and general corporate purposes.

8.2 Information and Access Rights. Promptly following any request therefor, the Company shall provide to Investor such information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of the this Agreement or any Related Document, as Investor may reasonably request. The Company shall permit Investor, its agents and representatives to have reasonable access to the management personnel, premises, contracts, books and records of the Company and its Subsidiaries upon reasonable notice during regular business hours.

8.3 Dividend Payments.

(a) The Company and the Investor agree to treat for all Tax purposes and report on all Tax Returns the Series B Preferred Stock as stock that participates in Company growth to a significant extent, and not as “preferred stock” as that term is used in Code Section 305. Furthermore, the Company and the Investor agree that the adjustments to the Conversion Price permitted under Section 5(b) of the Certificate are intended to prevent the dilution of the interest of the Investor and (in the case of the adjustments permitted under Section 5(b)(v) and (vi)) are intended to constitute adjustments to the Purchase Price of the Series B Preferred Stock, and the Company and the Investor agree to treat for Tax purposes and report on all Tax Returns any adjustments to the Conversion Price in a manner consistent with such intent.

(b) Prior to any actual or deemed dividend payment to Investor with respect to the Series B Preferred Stock, the Company shall in good faith reasonably estimate whether Issuer will have accumulated or current earnings and profits (as that term is used in Section 316(a) of the Code) for the taxable year that includes the date of such actual or deemed payment. The existence of any actual or deemed dividend shall be determined in a manner consistent with Section 8.3(a) of this Agreement. If the Company reaches a tentative conclusion that it (or any intermediary) is required to withhold federal income taxes under Code Section 1441 or 1442 or equivalent state taxes (collectively, “Section 8.3 Taxes”) on any actual or deemed dividend payments to Investor, the Company shall (x) inform Investor no less than thirty (30) days prior to such actual or deemed dividend payment and provide Investor with the opportunity to participate in the decision of whether withholding for Section 8.3 Taxes is required and (y) withhold from any such actual or deemed payment the amount of Section 8.3 Taxes for which withholding is required under applicable law.

(c) Any amounts that the Company, after giving due effect to Section 8.3(a) and (b), withholds from any deemed dividend payment to Investor will reduce the amount of any subsequent payment on the Series B Preferred Stock that the Company is obligated to pay to Investor (other than a payment pursuant to the indemnification provisions of Article X).

8.4 Right to Participate.

(a) At any time during the three-year period following the Closing, if the Company proposes to issue any shares of Common Stock or any Common Stock Equivalents or any rights to acquire Common Stock Equivalents, the Company will offer to sell to Investor a number of such securities (“Offered Shares”) so that Investor’s Ownership Ratio immediately after the issuance of such securities (and assuming the purchase of such Offered Shares) would be equal to Investor’s Ownership Ratio immediately prior to such issuance of securities. The Company shall give Investor at least 15 days written notice of any proposed issuance, which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance (the “Issuance Notice”). Investor will be entitled to purchase such securities at the same price, on the same terms (including, if more than one type of security is issued, the same proportionate mix of such securities), and at the same time as the securities are issued, by delivery of irrevocable written notice (the “Election Notice”) to the Company of such election within 15 days after delivery of the Issuance Notice (the “Preemptive Period”). To the extent Investor does not elect to purchase all of the Offered Shares, then the Company may issue the remaining Offered Shares at a price and on terms no more favorable to the transferee(s) thereof specified in the Issuance Notice during the 90-day period following the Preemptive Period. The rights contained in this Section 8.4(a) shall not apply to the issuance of Common Stock or Common Stock Equivalents or any rights to acquire Common Stock Equivalents (i) as a stock dividend or upon any subdivision or stock split of the outstanding shares of Common Stock; (ii) upon conversion of any shares of Convertible Securities outstanding as of the Closing Date; (iii) upon conversion of any Shares of Series B Preferred Stock; (iv) to officers, directors, consultants and other employees or agents of the Company in accordance with the Stock Option Plan; (v) pursuant to the acquisition of another business entity by the Company by merger, purchase of substantially all of the assets of such entity, or other transaction whereby the Company acquires not less than a majority of the voting power of such entity; (vi) the issuance of securities pursuant to the Sidhu Agreement or the Brady Agreement or (vi) in connection with a 3(a)(9) Exchange.

(b) At any time during the three-year period following the Closing, if the Company proposes to issue any debt securities or any rights to acquire debt securities, the Company will offer to sell to Investor a percentage of the aggregate principal amount represented by such debt securities equal to the Investor’s Ownership Ratio at the time of such offering (such amount, the “Offered Debt Securities”). The Company shall give Investor at least 15 days written notice of any proposed issuance, which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance (the “Debt Issuance Notice”). Investor will be entitled to purchase such securities at the same price, on the same terms (including, if more than one type of security is issued, the same proportionate mix of such securities), and at the same time as the securities are issued, by delivery of irrevocable written notice (the “Debt Election Notice”) to the Company of such election within 15 days after delivery of the Debt Issuance Notice (the “Debt Preemptive Period”). To the extent Investor does not elect to purchase all of the Offered Debt Securities, then the Company may issue the remaining Offered Debt Securities at a price and on terms no more favorable to the transferee(s) thereof specified in the Debt Issuance Notice during the 90-day period following the Debt Preemptive Period. The rights contained in this Section 8.4(b)

shall not apply to (i) the issuance of debt securities or any rights to acquire debt securities pursuant to the acquisition of another business entity by the Company by merger, purchase of substantially all of the assets of such entity, or other transaction whereby the Company acquires not less than a majority of the voting power of such entity or (ii) bank indebtedness or similar credit arrangements with a commercial lending institution.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by Investor, so long as Investor is not in material breach of any covenant or agreement set forth in this Agreement, if there has been a material breach by the Company or any of its Subsidiaries of any covenant or agreement of the Company set forth in this Agreement, other than the covenants in Sections 6.2, 6.4 or 6.8 which breach is not cured to the reasonable satisfaction of Investor within 15 days after notice thereof is received by the Company;

(b) by the Company, so long as the Company is not in material breach of any covenant or agreement set forth in this Agreement, if there has been a material breach by Investor of any covenant or agreement of Investor set forth in this Agreement which breach is not cured to the reasonable satisfaction of the Company within 15 days after notice thereof is received by Investor;

(c) by mutual written agreement of the Company and Investor;

(d) by either the Company or Investor if the Closing shall not have been consummated on or before the date that is 60 calendar days after the date of this Agreement; provided, that the party seeking to terminate this Agreement is not then in material breach of this Agreement; and

(e) by Investor, so long as Investor is not in material breach of any covenant or agreement set forth in this Agreement, if there has been a breach by the Company or any of its Subsidiaries of Sections 6.2, 6.4 or 6.8 which breach has a Material Adverse Effect on the Company.

The party or parties desiring to terminate this Agreement pursuant to any of clauses (a) through (i) above shall give written notice of such termination to the other parties.

9.2 Effect of Termination. If this Agreement is terminated as permitted by Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation of any party (or any stockholder, partner, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement, except that Article XII shall continue in full force and effect and all fees and expenses payable thereunder, if any, shall be payable, and (ii) nothing herein will relieve any party from liability for any breach of any representation, warranty, agreement or covenant contained herein prior to such termination.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification.

(a) In consideration of Investor’s execution and delivery of this Agreement and acquiring the Series B Shares hereunder and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless Investor and all of its respective Affiliates, officers, managers, advisors, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims (including without limitation actions, causes of action, suits and claims brought by or against Person, including stockholders of the Company on behalf of themselves and their respective subsidiaries), losses, costs, penalties, fees, liabilities and damages, and expenses (including, without limitation, costs of suit and all reasonable attorneys’ fees and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing this Agreement) in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought) or other liabilities or losses (the “Investor Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) the breach of any representation or warranty contained in this Agreement or in any Related Document or (ii) the breach of any promise, agreement or covenant contained in this Agreement or in any Related Document.

(b) Investor shall defend, protect, indemnify and hold harmless the Company and all of its respective Affiliates, officers, managers, advisors, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees” and, together with the Investor Indemnitees, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims (including without limitation actions, causes of action, suits and claims brought by or against Person, including stockholders of the Company on behalf of themselves and their respective subsidiaries), losses, costs, penalties, fees, liabilities and damages, and expenses (including, without limitation, costs of suit and all reasonable attorneys’ fees and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing this Agreement) in connection therewith (the “Company Indemnified Liabilities” and, together with the Investor Indemnified Liabilities, the “Indemnified Liabilities”), incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to the breach of any representation or warranty contained in this Agreement or in any Related Document.

(c) An indemnifying party shall reimburse the Indemnitees for the Indemnified Liabilities as such Indemnified Liabilities are incurred. To the extent that the foregoing undertaking by an indemnifying party may be unenforceable for any reason, an indemnifying party shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnitee or any officer, director or controlling Person of such Indemnitee and will survive the transfer of securities.

(d) Any Person entitled to indemnification hereunder (i) will give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) if the Indemnified Liability arises from a third party claim, unless in such Indemnitee’s reasonable judgment a conflict of interest between the indemnifying party and such Indemnitee may exist with respect to such third party claim, will permit the indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the Indemnitee. An indemnifying party will not be subject to any liability for any settlement made by the Indemnitee without its consent (but such consent will not be unreasonably withheld). If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim hereunder, the indemnifying party will not be obligated to pay the fees and expenses of more than one counsel for all Indemnitees with respect to such claim, unless in the reasonable judgment of any Indemnitee a conflict of interest may exist between such Indemnitee and any other of such Indemnitees with respect to such claim. In such instance, the conflicting Indemnitees shall have the right to obtain one separate counsel, chosen by the majority of each separate group of conflicting Indemnitees, at the expense of the indemnifying party

(e) Payments by the Company pursuant to Section 10.1(a) or by Investor pursuant to Section 10.1(b) shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment recovered by the Indemnitees from any third party with respect thereto.

(f) Notwithstanding anything to the contrary set forth herein, no Indemnitee shall be entitled to be indemnified pursuant to this Article X for any Indemnified Liability that arises as a result of the Indemnitee’s gross negligence or willful misconduct; provided, however, that the indemnifying party shall pay the expenses incurred by any such Indemnitee hereunder, as such expenses are incurred, in connection with any proceeding in advance of the final disposition, so long as the indemnifying party receives an undertaking by such Indemnitee to repay the full amount advanced if there is a final determination that such Indemnitee failed the standards set forth above or that such Indemnitee is not entitled to indemnification as provided herein for other reasons; and provided, further, that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Indemnitee was either grossly negligent or engaged in willful misconduct.

10.2 Survivability. All of the representations and warranties of the Company and the Investor contained in this Agreement (other than in Sections 4.2, 4.3 and 4.19) and in the Related Documents shall survive the execution and delivery hereof and thereof and the issuance, sale and delivery of the Shares, and shall remain in full force and effect until the second anniversary of the Closing Date (the “Survival Date”); provided, however, that (i) the representations of the Company contained in Sections 4.2 and 4.3 shall survive indefinitely and (ii) the representations of the Company contained in Section 4.19 shall survive until the expiration of the statute of limitations applicable thereto. All covenants and agreements of the Company and the Purchasers contained in this Agreement and in the Related Documents shall survive the execution and delivery hereof and thereof and the issuance, sale and delivery of the Shares, and shall remain in full force and effect in accordance with their respective terms. Without limiting the generality of the foregoing, with respect to a breach of any representation or warranty for which notice is given prior to 5:00 p.m., Dallas, Texas time, on the Survival Date, the indemnification obligation set forth in Section 10.1 shall survive the Survival Date until the claim identified in the notice is finally resolved.

ARTICLE XI

GENERAL PROVISIONS

11.1 Public Announcements. Neither Investor nor the Company shall make, or permit any agent or Affiliate to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance.

11.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, including each subsequent holder of Series B Shares or Conversion Shares. Except as otherwise specifically provided herein, this Agreement shall not be assignable by the Company without the prior written consent of Investor. Investor shall be entitled to assign its rights and obligations under this Agreement to any Affiliate of the Investor without the consent of the Company and to any other Person with the consent of the Company (such consent not to be unreasonably withheld) so long as such transferee(s) agree in writing to be bound by the terms of this Agreement.

11.3 Entire Agreement. This Agreement, the Related Documents and each other writing referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings.

11.4 Notices. All notices, requests, consents and other communications provided for herein shall be in writing and shall be (i) delivered in person, (ii) transmitted by telecopy, (iii) sent by first-class, registered or certified mail, postage prepaid, or (iv) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

To the Company, to:

i2 Technologies, Inc.

One i2 Place

11701 Luna Road

Dallas, Texas 75234

Attention: General Counsel

Facsimile: 469.357.6893

With a copy, which shall not constitute notice to the Company, to:

Baker Botts L.L.P.

2001 Ross Avenue, Suite 700

Dallas, Texas 75201

Attention: Andrew M. Baker

Facsimile: 214.953.6503

To Investor, to:

General Counsel

R2 Investments, LDC

C/o Amalgamated Gadget, L.P.

C/o Scepter Holdings, Inc.

301 Commerce Street

Suite 2975

Fort Worth, Texas 76102

Telephone: 817 332-9500

Telecopier: 817 332-9606

Email: BusinessAffairs@acmewidget.com

            FINARB@acmewidget.com

With a copy, which shall not constitute notice to

Gibson, Dunn & Crutcher, LLP

200 Park Avenue

New York, NY 10166

Telephone: 212 351-4000

Telecopier: 212 351-4035

Attn: Sean P. Griffiths

or, in each case, to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

11.5 Amendment and Waiver. No amendment or waiver of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Company and Investor. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by any other party shall constitute a waiver of such party’s right to enforce any provision hereof or to take any such action.

11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

11.7 Headings. The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

11.8 Specific Performance. The Company, on the one hand, and Investor, on the other hand, acknowledges that money damages may not be a sufficient remedy for any breach of this Agreement. It is accordingly agreed that the parties shall be entitled to seek specific performance and injunctive relief as remedies for any such breach, these remedies being in addition to any of the remedies to which they may be entitled at law or equity.

11.9 Remedies Cumulative. Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

11.10 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Texas.

11.11 Arbitration.

(a) Resolution of Disputes. If a Dispute arises between the parties, the parties agree to use the following procedures in good faith to resolve such Dispute promptly and non-judicially. For purposes of this Agreement, “Dispute” shall mean any alleged material breach of any representation, warranty or obligation herein, or a disagreement regarding the interpretation, performance or nonperformance of any provision thereof, or the validity, scope and enforceability of these dispute resolution procedures, or any dispute regarding any damages arising from the termination of this Agreement. Any party may give written notice to any other party of the existence of a Dispute (a “Dispute Notice”).

(b) Negotiation. Within ten days after delivery of any Dispute Notice the parties involved in the Dispute shall meet at a mutually agreeable time and place and thereafter as often as they deem reasonably necessary to exchange relevant information and attempt in good faith to negotiate a resolution of the Dispute. If the Dispute has not been resolved within ten days after the first meeting of the parties, or, if the party receiving the Dispute Notice will not meet within ten days after receipt of the Dispute Notice, then either party may, by delivering notice to the other party, commence arbitration proceedings.

(c) Arbitration. If the parties are not successful in resolving a Dispute, then the Dispute shall be resolved by binding arbitration conducted by three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time as modified by the terms hereof (the “Arbitration Law”). Either party may initiate final resolution of the Dispute by delivering a written demand for arbitration to the other party. Each party shall notify the other party of its appointment of one neutral arbitrator within seven days after receipt of such written demand for arbitration and the third neutral arbitrator shall be appointed by a court of competent jurisdiction in Texas. Each of the three arbitrators shall function as an arbitrator without any one of them having more authority than the other two. If such arbitrator appointments are not made within said time periods, the arbitrators shall be selected by a court of competent jurisdiction in Texas. All arbitrators must be attorneys with experience in law relating to investment funds. Further, no arbitrator may be a current or former client or employee of any party or an attorney that has provided legal advice to any party within the preceding twelve months, nor may an arbitrator be a current or former employee of a direct competitor of any of the parties. Additionally, prior to their assumption of duties as an arbitrator, all arbitrators must sign an oath of neutrality in customary form. If requested by either party, the arbitration award shall set forth findings of fact and conclusions of law upon which the award is based in the same manner as a judgment from a court of Texas. Judgment upon the award rendered by the arbitrators shall be binding upon the parties and may be entered by any court having jurisdiction thereof. The place of arbitration shall be Dallas, Texas, unless the parties mutually agree otherwise. The language of the arbitration shall be English. The arbitrators may allocate against the losing party all reasonable attorneys’ fees and costs of arbitration including the fees of the arbitrators and any other costs described herein so long as such arbitrators direct in the award that any such costs shall not be taxable in the courts of Texas. The parties agree that a party’s remedies under this arbitration procedure may be inadequate and that, notwithstanding this clause (c), such aggrieved party shall be entitled to seek injunctive relief. The institution and maintenance of an action to obtain or enforce equitable remedies shall not constitute a waiver of the right of any party including the plaintiff to submit the controversy or claim to arbitration.

(d) General Dispute Resolution Provisions.

(i) All deadlines specified in this Section 11.11 may be extended by mutual agreement. The procedures specified in this Section 11.11 are an essential provision of the Agreement and are legally binding on the parties. These procedures shall be the sole and exclusive procedures for the resolution of any Dispute between the parties arising out of or relating to this Agreement. Any and all actions to enforce the obligations under this Section 11.11 shall be brought in any court of competent jurisdiction in courts located in Texas.

(ii) The parties acknowledge that the provisions of this Section 11.11 are intended to provide a private resolution of Disputes between them. Accordingly, all documents, records, and other information relating to the Dispute shall at all times be maintained in the strictest confidence and not disclosed to any third party, other than the arbitrators, except where specifically allowed hereunder and except as required to be disclosed as a matter of law. All proceedings, communications and negotiations pursuant to this Section 11.11 are confidential. In the event of any judicial challenge to, or enforcement of, any order or award hereunder, any party may designate such portions of the record of such proceedings, communications, and negotiations as such party deems appropriate to be filed under seal. All proceedings, communications and negotiations pursuant to this Section 11.11 shall be treated as compromise negotiations for all purposes, including for purposes of the U.S. Federal Rules of Evidence and state rules of evidence. None of the statements, disclosures, offers, or communications (or other assertions made in any proceeding or negotiation) made pursuant to this Section 11.11 shall be deemed admissions, nor shall any of said statements, disclosures, offers, communications or assertions be admissible for any purpose other than the enforcement of the terms of this Section 11.11.

(iii) The parties agree to act in good faith to comply with all of their respective obligations under this Agreement as much as possible as if there were no Dispute during any pending mediation or arbitration hereunder.

(iv) The parties agree that the terms of this Section 11.11 shall survive the termination or expiration of this Agreement.

(e) Notice. The parties agree to have any Dispute decided by neutral arbitration as provided in this Section 11.11 and the parties are giving up any rights they might possess to have the Dispute litigated in a court or by a jury trial. The parties are giving up their judicial rights to discovery and appeal, unless such rights are specifically included in this Section 11.11. The parties acknowledge and agree that their agreement to this arbitration provision is voluntary.

11.12 No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

11.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.14 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a non-Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding Business Day.

11.15 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Notwithstanding any principles of contract interpretation to the contrary, when construing the provisions of this Agreement, no regard shall be paid to the negotiating history of the Parties, including, without limitation, prior drafts of the Agreement and oral or written communications between the parties or other extraneous evidence, in each case that was produced by and/or exchanged or expressed between the Parties prior to the date hereof,

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Preferred Stock Purchase Agreement as of the date first above written.

“COMPANY”

i2 Technologies, Inc.

By:	/s/ Robert C. Donohoo
Its:	Sr. Vice President and General Counsel

“INVESTOR”

R2 Investments, LDC

By:	Amalgamated Gadget, L.P.,
as its Investment Manager

By:	Scepter Holdings, Inc.,
its General Partner

By:	/s/ Dave Gillespie
Dave Gillespie
Chief Financial Officer